UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)September 15, 2006

DIAGNOSTIC CORPORATION OF AMERICA

(Exact name of registrant as specified in its charter)

Delaware	000-50155	02-0563302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14375 Myer Lake Circle, Clearwater FL 33760

(Address of principal executive offices)

Registrant’s telephone number, including area code: (727) 533-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On September 15, 2006, Diagnostic Corporation of America (the “Registrant”), pursuant to the terms and conditions of a Subscription and Stock Purchase Agreement, dated September 5, 2006, consummated a private sale of 29,100,000 shares of its Common Stock ( the “Shares”) to Mr. Li Gang. The aggregate purchase price for the Shares was $560,000 or approximately $.02 per share.

As a result of this transaction, the Purchaser owns approximately 58% of the issued and outstanding shares of the Registrant’s Common Stock.

The Registrant will utilize the proceeds from this sale to satisfy all existing indebtedness of the Registrant.

The securities discussed above were offered and sold in reliance upon exemptions from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act and Rule 506 promulgated thereunder.

Item 5.01 Changes in Control of the Registrant

Under the terms of the Subscription and Stock Purchase Agreement, James Goodman and Michael D Rocha resigned as Officers and Directors of the Company and Mr. Li Gang and Ms. Wang Lihua were appointed Directors in their place and stead. Mr. Sam Winer also tendered his resignation but action thereon was tabled in order to afford the Registrant the opportunity to file a Form 14f with the Securities and Exchange Commission.

Li,Gang — President of the company (CEO),

Mr. Li Gang was born in 1953. He graduated from Tianjin University with a bachelor of science and a master of law.

Mr. Gang was the director of the Technology Improvement Division under Liaoning Province’s Plan and Economy Commission as well as Director of the Economy

Operation Division under Liaoning Province’s Economic and Trade Commission. From April 1984 to July 1998, he participated in and helped to prepare the Eighth Five-Year Plan and the Ninth Five-Year Plan regarding the technological improvement in eight industries including energy, traffic, and other various metallurgical industries. Mr. Gang has also helped to organize and implement several projects in connection with technological improvements spanning across over 500 key products, 100 major projects, 100 enterprises and 8 industries, including the famous “115 engineering”. Thanks to Mr. Gang’s guidance and as a result of the above-mentioned technological improvements, the Enterprise Technology Advancement Award was awarded to the Liaoning Provincial Government by China’s National Technology Improvement Commission.

Mr. Gang is also an accomplished author and with several published papers and books discussing various industry topics. His book “An Introduction to Technological Improvement” was published by the prestigious Xinhua Publishing House. In addition, the Liaoning Provincial Government awarded his paper titled “Macro-indicator Review Systems in Enterprise Technology Improvement” with the National Major Outcome prize and a second-place award in the category of Technological Advancement.

Mr. Gang started his own company the “Liaoning Nengfa Weiye Group” in 1999 where he currently serves as the President and Chairman. In addition, Mr. Gang serves as the Deputy Director of the Liaoning Provincial Resource Saving and Comprehensive Application Society. He also holds the offices of Deputy Director for the China Energy Conservation Association and Vice Director of the Energy Conservation Committee under the China Energy Research Association.

Wang Lihua—Chief Financial Officer of the company (CFO)

Ms. Lihua was born in 1960. She graduated with a Masters in Professional Accounting from the Graduate School of the Ministry of Finance in the Peoples Republic of China.

Since May 1996, Ms. Lihua has been involved in the building of Liaoning EMC, which is one of three EMC’s established by the World Bank. Ms. Lihua is the chief financial officer of Liaoning EMC. In August 2003, the World Bank recommended her as the premier expert of the Chinese EMC Society.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

10.1	Subscription and Stock Purchase Agreement

10.2	Escrow Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAGNOSTIC CORPORATION OF AMERICA

Date: September 15, 2006	/s/ Sam Winer
Chairman, Chief Executive Officer and Secretary

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